NU SKIN ENTERPRISES

FIRST QUARTER CONFERENCE CALL TRANSCRIPT

APRIL 21, 2004

Operator:	Good morning, my name is Thea and I will be the conference operator. At this time, I would like to welcome everyone to the first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question at that time, then please press “star” and the number “1” on your telephone keypad. If you would like to adjunct your question, you may press “star” and the number “2” on your telephone keypad. Thank you, Scott Pond, you may begin, sir.

Mr. Pond:	Thank you. Good morning, we appreciate all those joining us today on this conference call and listening over the Internet. I’m Scott Pond, Manager of Investor Relations, working with Charlie Allen, and I’m here with Truman Hunt, President and Chief Executive Officer, and Ritch Wood, Chief Financial Officer. Following management’s discussion of the company’s operations, the call will be open for questions. As a reminder, during this call, comments may be made which will include some forward-looking statements. These statements involve risks and uncertainties, and as you know, actual results may differ materially from those discussed or anticipated. We encourage you to refer to our 2003 Annual Report filed on form 10-K and today’s earnings release for a complete discussion of risks associated with these forward-looking statements. I will now turn the time over to Truman Hunt.

Mr. Hunt:	Good morning everyone. Thanks for joining us today. Ritch and I are actually making this call from New York City this morning where later today we’ll be presenting at the Sidoti Emerging Growth Investor Forum. We hope to see some of you there. Our presentation begins at 2:40 p.m. this afternoon at the Grand Hyatt. We’re pleased to have announced this morning better than expected first quarter revenue and earnings. In fact, we had a record first quarter with revenue of $264 million representing a healthy 20 percent growth rate. Earnings per share were $0.20, an increase of 25 percent for the quarter, and two cents higher than consensus estimates. While we’re benefiting from a favorable comparison and enjoy the benefit of currency movement year-over-year, our revenue results are nevertheless a record level for the first quarter.

This is a result of positive trends in each of our key geographies. In Mainland China we continue to generate strong growth. The market posted revenue of $23 million for the quarter which represented a sequential 27 percent improvement over the fourth quarter. This is higher than we anticipated, particularly in light of the Chinese New Year which was celebrated during the quarter, and which we felt really slowed us down in the first quarter of last year, just after we commenced operations in China. China has obviously become a very important market for us and we continue to believe that it could become a $300 to $500 million market over the next several years. As we have explained in the past, China regulators continue their work to develop regulations to govern the direct selling industry. We expect those regulations to be published before the end of the year, and we remain optimistic that the regulations will enable us to operate on a level playing field with our large competitors in China who are already direct selling. A great deal of our management effort in China is focused on training our now significant sales force. We continue to grow a substantial sales representative and preferred customer base in China. We now have over 4,300 sales representatives in our employ and our preferred customer base is growing at a very rapid rate. In fact, in the month of March alone we added over 1,400 preferred customers in China every day, which is just an incredible number. We also continue to spend a lot of energy on building government relations. In fact, this evening in Beijing, which was just a few hours ago, former President Bush, who as you know was once the U.S. Ambassador to China, appeared on our behalf and hosted a reception of high level government officials for us. It went extremely well. It’s through efforts like this, we believe, we’ve established ourselves as a direct selling industry leader worthy of treatment equal to what’s been afforded to our large competitors.

In Japan we posted 1 percent local currency revenue growth. This is a good showing when one considers a couple of issues we faced this quarter. As you know, Japan suspended beef imports from the United States as a result of a mad-cow discovery in December. They also suspended the importation of bovine-based gelatin capsules in nutritional supplements. And when you consider the size of our business in Japan, this news understandably raised some concerns. However, our Pharmanex and Japan management teams did an excellent job navigating this issue, especially with respect to supply chain management and field communications. By mid-February, during the quarter, we had transitioned from capsules to caplets and we had a new form of LifePak in distribution in Japan. We also transitioned other Pharmanex products in Japan to porcine-based capsules and as a result we were able to limit stock-out situations to less significant Pharmanex products. And the team in Japan was able to effectively communicate the changes to our sales force and to our consumer base, minimizing any potential concerns among those audiences. But, today we’re pleased and can confidently say that the BSE issues are behind us. As you know, we also held our international distributor convention in February in the U.S. This took a lot of Japan’s distributors out of their home market in February. This group spent over $3 million on products purchased at our U.S. convention. That’s $3 million that is not attributed to Japan in the Q1 numbers. So all things considered, we feel that Japan had a healthy quarter.

During the first quarter we also performed well in the United States with revenue of $35 million, an increase of 16 percent over the first quarter of last year. Now this includes $6.2 million of sales to international distributors at the U.S. convention in February. However, it’s also important to note that revenue in the first quarter of 2003 included about $5 million of Big Planet services that we discontinued in the third quarter of 2003. So excluding these two factors, our U.S. business grew about 15 percent during the first quarter of 2004. And our nutrition business in the U.S. grew 40 percent year-over-year with LifePak sales, which as you know is our flagship Pharmanex product, growing a remarkable 119 percent, due to the impact of the Pharmanex BioPhotonic Scanner and incentives that are tied to the sale of LifePak. During the first quarter, new distributor sign-ups in the United States were up more than 50 percent over the prior year and up more than 20 percent sequentially over Q4. We have more distributors in the qualification process to be an executive level distributor today in the United States than we have had at any point in the last six years.

Overall, our executive distributor count in the United States is up 14 percent. On a global basis, much of our growth is coming from the positive and significant benefits of a growing and loyal customer base. In the United States, we have found that automatic shipment subscribers remain our customers much longer on the average than non-subscribers do. So, our automatic shipment subscriber base, as our automatic shipment subscriber base grows the associated increase in retention rate has a very positive impact on the business. Globally, in the month of March, we shipped 259,000 automatic subscription orders, which is an increase of 55 percent over last year. So, we’re very pleased with this trend as well.

Now just a quick word about a couple of other markets in particular. Hong Kong reached a record sales level for the quarter, up 38 percent, which is an impressive growth rate for a market that we opened, now, over 13 years ago. South Korea, which is also, it’s an 8 eight year old market for us, continues to rebound with revenue and local currency up 15 percent, a trend that we expect to continue throughout the year. We also continue to focus attention on our emerging markets and are looking to adapt, as you know, our business model to be more successful in some of these economies. Thailand has been an interesting case study for us. It continues to be a star market with a 39 percent increase in revenue for the quarter. Over the past few years Thailand has now grown to become a meaningful piece of our business. In three years there our revenue has tripled to about $6.8 million in the first quarter of 2004 and we now represent about 5 percent of Thailand’s direct selling market. In Latin America we recently introduced a new business model with a modified compensation plan in an effort to make headway in Latin American markets where we’ve not generated the results we desire. During the quarter combined revenue in Brazil, Mexico, and Guatemala was up 19 percent. So, we’re encouraged with these results, but we’re obviously still very early, in the very early stages, of modifying our business model there.

As I mentioned earlier, this quarter we held our global distributor convention to kick off our twenty year anniversary celebration. We had over 10,000 distributors from around the world join us in Salt Lake City. These conventions, which as you know, we hold every 18 months, are our best platform to introduce major product innovations. The Nu Skin product introductions included a new and improved Galvanic Spa System, significant improvements to that device, which is a multi-purposed system that brings advanced spa treatments into the home. And our top-selling convention product was the Pharmanex TRA System which is an innovative and stimulant free system for weight management, which is a category we have yet to penetrate in a meaningful way, so we were very pleased with those results. We’re confident, in fact, very confident, that we have the resources in place to continue to innovate and differentiate in each of our key product categories. Now, before I offer some thoughts on the balance of 2004, let me turn the time over to Ritch to provide some details on the financials.

Mr. Wood:	Thank you, Truman and good morning everyone. Let me quickly provide the local currency sales figures from our major geographies. First quarter revenue in Japan was 14.6 billion Yen versus 14.5 billion Yen in the first quarter of 2003. Quarterly revenue in South Korea was 18.5 billion Won versus 16 billion Won in 2003. In Greater China revenue from Taiwan during the quarter was 569 million NT dollars versus 609 million NT dollars last year, while Hong Kong reached a record 60 million Hong Kong dollars, versus 43 million Hong Kong dollars in the prior year. In China, revenue was 189 million RMB during this quarter versus 32 million RMB in the prior year quarter, which you’ll recall was our first quarter of expanded operations in China. In South Asia the combined U.S. dollar revenue from Malaysia and Singapore was $8.9 million versus $9.6 million in the first quarter of 2003. Thailand also posted record first quarter revenue of 265 million Baht compared to 191 million Baht last year. Our U.S. market generated $35.1 million in revenue during the first quarter, compared to $30.4 million in 2003, which included $5 million of revenue from Big Planet products and services that we no longer offer. Our first quarter 2004 revenue included $5.8 million of revenue from product sales to international distributors during our convention in February. First quarter revenue in Europe was $8.5 million compared to $7.6 million in the first quarter of 2003.

As a result of the company’s business model in China, which offers “preferred customer” status to retail customers in that market, as well as an increasing emphasis on preferred customer incentives for non-distributor purchasers in other markets, we have changed the way we determine and report “active distributors.” We began including, as you know, our China preferred customers in our active distributor count last year. With the number of preferred customers growing now in the U.S. and other markets and because of the importance these customers are to our revenue base, we are now including preferred customers from all markets. These are customers who purchase products directly from the company and we’ve included this number during the quarter in our active distributor count beginning in the first quarter of 2004 and prior year numbers also include these preferred customers for more accurate, comparative purposes. Active distributors and preferred customers increased 23 percent to 732,000 at March 31, 2004 compared to 597,000 in the prior year. We’re encouraged with this growth and believe that our focus on increasing retention will positively impact our overall business.

First quarter gross margin improved 230 basis points compared to prior year results, up to 83.4 percent. This improvement is due primarily to the discontinued low margin products and services from Big Planet, higher gross margins in Mainland China resulting from in-house manufacturing and favorable foreign currency exchange rates. Assuming consistency in foreign currency rates, we anticipate gross margins will improve slightly in the coming quarter and in the year to the 83.5 to 84.0 percent range for the year.

Selling expenses as a percent of revenue were up to 42.7 percent. This is an increase of 260 basis points compared to the prior year. This increase is due to higher costs associated with employed sales representatives in China where we have to pay benefits and also unemployment costs associated with employee sales reps there, as well as the elimination of Big Planet revenue in the third quarter of 2003. You’ll recall that that revenue was really very low commissioned or non-commissioned revenue. We expect selling expenses to remain in the 42.5 to 43.0 percent range for the remainder of 2004.

General and administrative expenses as a percent of revenue improved 30 basis points over prior year results to 31.7 percent. This is despite approximately $6 million of expenses associated with the distributor convention in February versus expenses of approximately $4 million related to a Japan convention in the first quarter of 2003. The improvement in general and administrative expenses reflects our commitment to gaining operational efficiencies from higher revenue and by controlling overhead expenses. First quarter operating margin, therefore, was 9 percent, essentially even with prior year results. This keeps us on track to post 12 percent operating margin for the year which has been our stated goal. We remind you that we will host a Japan convention during the fourth quarter of 2004 and this will add approximately $4 million to our G&A expenses in that quarter.

During the first quarter, interest expense was $1.5 million. We paid dividends of $5.8 million and invested $5.9 million in capital improvements. We generated a cash flow from operations of $17.4 million during the first quarter which is a significant improvement over the same period in 2003.

We continue to model our 2004 Japan revenue with an average Yen rate of approximately 110 for the year. In local currency, we expect Japan to post revenue mostly level with prior year results in the second and third quarters, and expect to post modest year-over-year growth in the fourth quarter. With strong first quarter results in China we’ve raised our 2004 guidance there to $100 to $110 million. That’s up from the $80 million that we had guided to previously. And we continue to project 20 percent revenue growth in our combined Pharmanex and Nu Skin business in the U.S. in 2004.

In summary, we increased our 2004 overall guidance to $1.10 to $1.12 billion of revenue. We expect operating margins, again, to be in the 12 percent range for the year, and earnings per share of approximately $1.10 to $1.14. Again, that’s $1.10 to $1.14, which is up from our previous guidance of $1.04 to $1.08. We expect second quarter revenue to be approximately $270 to $275 million, and earnings per share to increase 30 to 40 percent which would put us at $0.26 to $0.28 for the second quarter. So with that, let me turn the time back to Truman.

Mr. Hunt:	Okay, thanks Ritch. The keys to converting a record first quarter into a record year are pretty straight forward. We’ll continue to concentrate our efforts on our three key geographies: Japan, United States, and China. As we’ve indicated over the last several months, we have not anticipated a huge level of growth in Japan in 2004, and believe that we’ll have a very successful year overall if we can just hold Japan even with last year’s results. And hopefully, as Ritch indicated, start to grow sales volumes slightly in Q4. We intend to build momentum in Japan by expanding on our large consumer base there and by preparing for a fourth quarter launch of the Pharmanex BioPhotonic Scanner, which we think can have a similar result to what we’re seeing in the United States and help to rekindle growth in that market. We’re also preparing for a Japanese convention during the fourth quarter where the scanner will be launched and where we’ll introduce new personal care and nutritional products into that market. Second, we need to grow our U.S. business by 20 percent. We’ll continue to drive retention by focusing our efforts on increasing our monthly product subscriber base and we will continue to build our distributor leadership by attracting new entrepreneurs to our business with the compelling Pharmanex story. Third, we need to continue to increase China revenue sequentially throughout 2004 and ensure solid infrastructure for growth and expansion. We plan to open one more city in the second quarter and then four more cities during the balance of the year, which will bring our total number of cities opened to 28 by the end of 2004. However, our immediate objective in China and our highest priority is to train our growing sales force which will enable us to build a solid foundation for what we believe will be a very significant market for us down the road. As we previously indicated, we look to introduce Pharmanex into China in 2005 and with favorable regulatory developments and further geographic expansion we believe that China will enjoy continued growth for the foreseeable future. So, by executing effectively on our key geographies we’re confident that we can build our record first quarter to make 2004 a record year for Nu Skin Enterprises. Okay, with that we’ll open the call for a few questions.

Operator:	At this time, I would like to remind everyone that if you would like to ask a question you may press “star” and the number “1” on your telephone keypad. Again, to ask a question, you may press “star” followed by the number “1” on your telephone keypad, now. We’ll pause for just a moment to compile the Q&A roster. Your first question is from Kathleen Reed of Stanford Financial.

Ms. Reed:	Good morning. Just a couple quick questions, first, could you just break out the components of gross margin expansion, how much the Yen benefited you of the 200-plus gross margin, how much was the China facility?

Mr. Wood:	Sure. Hi, Kathy, this is Ritch.

Ms. Reed:	Hi, Ritch.

Mr. Wood:	We had about 120 basis point improvement because of the Big Planet, you know, changes that we’ve made. 80 basis of improvement, 80 basis point improvement from China, and about 30 basis point improvement from exchange rates. It’s actually a little bit higher than that for exchange rates but then we had an offset due to some BSE issues which ended up costing us about 30 additional basis points.

Ms. Reed:	Okay, great. Second of all, the executive level numbers seem to be up in every region except one noticeable one is just Japan and they’re still down on a year-over-year basis. They do seem like they’re down less than they were in the fourth quarter of 2003. Do you have any, just expectations when we should see the executive numbers go up in Japan and just what some of the initiatives you have to institute that?

Mr. Hunt:	I think, as you’ll note Kathy, the health of our business is really demonstrated also by our active distributor growth which we’re encouraged with. You may recall that the prior year executive number declined a little bit from Q1 to Q2. Now, we don’t actually expect this, we expect some small improvement from here. But we’re seeing just fundamental development of the business there, better efforts at retaining customers and as we’ve indicated, the thing that we think is going to drive growth in our executive numbers by the end of the year is the introduction of the scanner which, as you know, has driven good executive growth here in the U.S. and we have determined just in the last couple of weeks to proceed with the scanner launch there in the fourth quarter. So hopefully, we’ll even start to see some good buzz from that announcement in the upcoming couple of quarters.

Ms. Reed:	So, you think Japan executive levels could turn positive on a year-over- year basis in the fourth quarter? Mr. Hunt: Yes, I think you’ll even see them trend up a little bit in the second quarter. Ms. Reed: And then just finally, just if you could touch upon the process of where you stand with your SEC review, if there’s any new updates? I think you put in another response, just if you have any, you know, new information from that, and the timing of when we can expect that to be resolved?

Mr. Wood:	Yes, good question. We filed our response, as you know, with the SEC approximately ten days ago. This was our response relating to intangible assets and the useful lives of those intangible assets. We disclosed that in our 10-K, that information. So we would anticipate, I think, hearing back from the SEC within the next week or two and hopefully, you know, resolving any outstanding issues within the next month. So, I think we’re, hopefully, on the tail end of this process.

Ms. Reed:	Okay, great, thanks very much.

Operator:	Your next question is from Mimi Sokolowski from Sidoti & Company.

Ms. Sokolowski:	Hi, I have pretty much just one quick question. Pharmanex is pretty successful in the U.S. and it has something to do with demographic trends here, the emphasis on fitness and the fact that 65 percent of the adult population is overweight and I think that helps. Are there any similar trends that you see in Japan and China that would give you confidence in the introduction of the scanner and the introduction of Pharmanex for China?

Mr. Hunt:	Mimi, when we introduced nutrition products in Japan in the mid 90‘s, we actually were really quite pleased with the response that we got. A lot of people didn’t think that we would benefit much in a society where diets are typically better than what we Americans are consuming. But they are very health conscious and you know the Japanese diet overall, as is the case throughout most of Asia, is westernizing and unfortunately becoming worse than it has been historically. So, we’re very optimistic about the nutrition category outside of the U.S. You’re right, demographic trends weigh very much in our favor with baby-boomers who continue to approach retirement age, with modern medicine keeping us alive much longer on the average, but not necessarily keeping us much healthier, with the cost of health care and medicine going up dramatically, prescription drug benefits extremely expensive, all of those trends play very much in favor of the nutrition category. And while we don’t see the age wave quite to the same degree we do in the United States in other countries we’re very optimistic about the nutrition category outside of the U.S.

Ms. Sokolowski:	How big of a business do you think Pharmanex can be in China in its first year? Do you care to take a stab at that?

Mr. Hunt:	You know we haven’t given any 2005 guidance yet. I think probably at the end of the second quarter we’ll start talking about 2005 and start to give a little bit of a preview on what we expect to there in 2005.

Ms. Sokolowski:	Okay, fair enough. Thank you very much.

Operator:	The next question is from Chris Ferrara of Merrill Lynch.

Mr. Ferrera:	Hey guys. Can you talk a little bit about profitability in China at this point?

Mr. Wood:	Sure. Hi, Chris.

Mr. Ferrera:	How are you?

Mr. Wood:	Good, thanks. In China we’re very encouraged with our profitability, although it doesn’t follow the exact model we see in other markets. Our gross margins come in about 500 basis points right now higher than the gross margins throughout a lot of our other markets. At the same time, our distributor incentives, you know our sales employee expenses, are quite a bit higher coming in somewhere in the 48 percent range right now. So, those two benefits and the increased cost primarily associated with unemployment payments and benefit payments for sales employees kind of off-set each other. In the quarter, our profitability was approximately 15 percent on a local basis so, it’s additive really to the rest of the business and that will continue to improve, I think, a little bit as we go forward and continue to leverage the infrastructure that we have in place there. To answer your question, really, overall it is as good or slightly better already today than the rest of our businesses’.

Mr. Ferrera:	Yes, that’s what I was looking for. How will that change or how could it change potentially with deregulation? Mr. Wood: Well, the biggest issue is if we don’t have to pay the benefit and the unemployment costs associated with our sales reps. So, depending on how the regulations treat the requirement for employing your sales force there could be a nice benefit there.

Mr. Ferrera:	And, obviously China is way ahead of what you guys had originally said. Is there anything that is significantly different or is that just more a function of how conservative you’ve been with what your projections have been thus far?

Mr. Hunt:	Well, Chris, this is Truman, as I indicated, we really thought that Chinese New Year would have a little bit more of an impact than it did in Q1. We actually are being very cautious about our growth in China because we don’t want to face an environment where perhaps our growth is a little bit overheated at a moment in time when the regulators are considering these new regulations and how they want to regulate the industry. So, we are taking steps to actually slow our business down a little bit, to make sure that our people receive good training, you know make sure that these folks know what they are doing and that is part of the reason why we are being somewhat cautious about China, even for the remainder of the year, is that we are really anxious to get the regs in place and train our sales force and build a foundation for the future, more so than just maximizing top line growth.

Mr. Ferrera:	So, you’re reigning in potential sales in China just to avoid overheating?

Mr. Hunt:	Yes.

Mr. Ferrera:	How are you doing that?

Mr. Hunt:	Well, in some of our cities we have actually chosen to suspend the hiring of new sales reps, for example, and we are working with local regulators there to make sure they are comfortable with our business growth and we have done this in a couple of cities and we believe that it is a prudent thing to do as we continue to work with the regulators on the new regs.

Mr. Ferrera:	Alright, thank you very much.

Operator:	Our next question is from Doug Lane of Avondale Partners.

Mr. Lane:	Yes, good morning everybody. Can we talk about the scanners a little bit? How many, just to try to get a feel for how many are placed in the U.S. now, where you obviously are getting, you know, critical masses, obviously moving the needle pretty heavily now for the last couple of quarters on the nutrition business? And then you had mentioned some distribution of the scanners overseas outside of Japan and if you can give us an update there and when you think those other markets will begin to show some benefit from that selling tool being in those markets? And then lastly, can you give us a feeling for the time table to the fourth quarter launch in Japan? Have you begun ramping up production for the Japanese markets? How many are you going to initially introduce in Japan in the fourth quarter of this year? And then how many do you ultimately see being in Japan by the end of 2005?

Mr. Hunt:	Yeah, that is a lot of questions. Let me tick through them here. In the U.S. right now, we have about a 1,000 units out in the field and continue to add about 100 to150 a month. In overseas markets we only have a few units primarily in Southeast Asia. We have none in Japan. We have a few in Taiwan, Singapore, Malaysia, Hong Kong and those are units actually that we are basically running in our walk-in centers there, are already having an impact. I think some of the trends that you see in our growing product subscriber base stems from just the presence of even a few units in those markets. We are ramping up production. Our U.S. manufacturing capacity is only about 200 a month in the facility that we are using here and so, we are building out a plant in China where we will be able to manufacture between 150 and 200 units a week, hopefully by mid-summer, in the July/August timeframe. We haven’t, we are being a little bit cautious about what we are saying with respect to a roll out in Japan in Q4 because we are really still in the planning stages. It is not going to be a question of manufacturing constraint at that moment. We will have good manufacturing capacity. It is just going to be a question of how we choose to roll the units out in that market. The scanner presentation will be a little different in Japan than it is in the U.S. The regulatory attitude there is different than what it is in the U.S. So, the positioning will be modified a little bit, mostly for the better, however, we feel. But, we really don’t have a number to tell you today, Doug, about how scanner distribution will look in Q4. But, I would say that....

Mr. Lane:	Are you now ramping up production in the U.S. for Japan, so you have actually already started making the machines and speaking of the regulatory process is there some sort of registration that you have to go through in Japan and can you give us an update on the FDA involvement in North America?

Mr. Hunt:	All of the U.S. manufacturing capacity is being absorbed in the U.S. with us managing to peel off a few units to send into our foreign markets and put in our walk-in centers there. So, no, we are not currently manufacturing for Japan today, but by June 1st we will be in the manufacturing business in China and start warehousing some inventory for a Japan launch in Q4. On the regulatory front, there is not a registration requirement in Japan. We are positioning this device and will be using it clearly for non-medical purposes. We are talking to the regulators there to make sure that we are clear in how we are positioning the scanner to avoid medical device registration requirements and we’re, you know, pretty confident today that we are going to be able to do that much as we have in the U.S. In the U.S. there is no regulatory update. The FDA continues to be quiet on the issue and so, we continue to put 150 units a month into the U.S. market.

Mr. Lane:	Okay, thank you.

Operator:	Again, if you would like to ask a question, you may press "star" and the number "1" on your telephone key pad. There is a follow up question from Kathleen Reid of Stanford Financial.

Ms. Reed:	Thanks, can you just comment a little bit on Taiwan, the sales are down, I believe, year-over-year and the quarter, just what is going on with that market?

Mr. Hunt:	Yeah, thanks for asking that question. We probably should have addressed that earlier. But, it is perhaps a little curious to some that Hong Kong would be enjoying the growth that it is when Taiwan is down a little bit year-over-year. The reason for that, we feel, is actually fairly – it is a tactical issue. China, as you know, has an open border with Hong Kong and so there is a lot of flow of people and goods between Hong Kong and Mainland China. That is not the case with Taiwan. In fact, I believe there are still no direct flights between Taipei and Mainland China. You have to go through Hong Kong. So, a lot of our Chinese developing sales leaders are spending time in Hong Kong with our sales leaders there and Hong Kong is benefiting from that as a result. In Taiwan all we are really seeing is the outbound flow of Taiwan leaders into Mainland China with no residual benefit washing back into the Taiwan market. So, you know the fact that Hong Kong is up as much as it is very encouraging. The fact that Taiwan would be down a little bit is not particularly surprising.

Ms. Reed:	But, do you have any plans in place to kind of increase sales just in the Taiwan, just in the country itself, without any residual benefits from China?

Mr. Hunt:	Yeah, of course we would like to grow sales in Taiwan, as we would in all of our countries, and we do have plans in place and initiatives coming up, product launches, the scanner again could play a meaningful role in Taiwan which it hasn’t done yet. And so, yeah, we are executing the business there as best we can to keep sales up.

Mr. Wood:	We kind of anticipate that by third quarter sales will be even or slightly ahead. I think we are down about 13 percent in the fourth quarter year-over-year and here in the first quarter we are down 7 percent. So, we actually see the trend positive. We talk with Corey, our regional manager over there, regional president of that region, who feels very positive about what he sees in Taiwan, particularly the attitude of the leaders there and the success they are having, you know in the region. So yeah, we actually feel quite positive about where Taiwan is at today and believe that probably by the third quarter we will see slight year-over-year increases.

Ms. Reed:	Great and so, we should just see sequential improvement in the second quarter, so maybe still down but not down as much as the seven?

Mr. Wood:	That is correct.

Ms. Reed:	Okay and just also, on Latin America, your new market that you opened in September, I think you said in your remarks that it was up 19 percent, is that sequentially or on a year-over-year basis?

Mr. Hunt:	Yeah, that was year-over-year and that is for Mexico, Brazil and Guatemala combined.

Ms. Reed:	Okay, is it up sequentially or can you give us the dollar amount for those markets, you know the whole market, just the region Latin America?

Mr. Wood:	Yeah, the market as a region was about $650 thousand for the quarter, so still very small. If you break that down, Brazil, which is really where we are executing our experiment there and finding an emerging market model, was actually up 39 percent in local currency. Mexico was down slightly and Guatemala was up.

Ms. Reed:	In all the local currencies?

Mr. Wood:	That is correct. In all, year-over-year.

Ms. Reed:	Year-over-year?

Mr. Wood:	Year-over-year numbers, all in all, the business was up 19 percent in Latin America. Ms. Reed: Okay. So, is the region, is it up from the fourth quarter as well? Mr. Wood: No, no it is down and typically we always see a decline from the fourth quarter to the first quarter. So, we would have anticipated that.

Mr. Hunt:	The first quarter is the hardest quarter in Brazil, so things tend to trend down. But we are still encouraged with the year-over-year improvement, and actually, particularly because we haven’t yet fully implemented our new plan. We still have yet to introduce the Nu Skin Living line, we still have yet to introduce the Pharmanex products that we are putting into that market, all of which will happen in Brazil in the second quarter.

Ms. Reed:	Okay, great. And just really quickly, the last question is just you made a statement that you are changing the way you include your active distributors to include the preferred customers from China, but now if I understand that, your going to include your customers from your other markets so, is that just if someone logs on to your Internet site and buys something without having a distributor you’re going to include that sale as a preferred customer? Is that how I look at that?

Mr. Wood:	Yeah, really the way we look at the preferred customers are those who come on under a subscription plan with the business who are, you know, signed up with a distributor, but are buying directly from the company. With the scanner particularly in the U.S. and this is really the primary market that is affected by this change today, but with the scanner rolling out we believe this will be an important part of our business going forward, we have a lot of customers who don’t elect to sign up as a distributor right off, but they sign up for a subscription order of products and stay with us for, you know, extended periods of time. And particularly in the U.S., for example, in the first quarter we added over 10,000 preferred customers to our business. It is just beginning to be a more and more impactful piece of our revenue and we think that it is just better disclosure to actually include them in that active number, so that you can get a better feel for how the overall business is growing in terms of active people buying directly from the company each quarter.

Ms. Reed:	So it basically ties to the ADP orders?

Mr. Hunt:	Yeah, you will recall, Kathleen, that in the past we included in our active distributor count any distributor who purchased any level of products during the prior quarter. So you know, we may have had a distributor who ordered ten dollars worth of product in a quarter, we were counting as an active and so, it just isn’t quite right to have a subscriber who’s giving it fifty, sixty, seventy dollars a month or more in product purchases and not include them in our numbers.

Ms. Reed:	So, would this change at all with later on in the year when China changes the direct selling rules? I mean so, is this all going to change again the way you classify the people?

Mr. Hunt:	No, I don’t think so. I think we will just continue with it on this basis. I think we’ll continue to have a preferred customer status in China even if the regs change. And in fact, most of our markets are developing preferred customer programs similar to what we are seeing in the U.S. So, it is just going to become a more important global number rather than a less important number.

Ms. Reed:	Okay, great. Well, thank you very much.

Mr. Hunt:	Thank you, and operator we actually have to run to meetings here. So, if you don’t mind, we’ll sign off and thank you all for joining us on the call today. Again, we are at the Sidoti Conference today. We are also in New York City tomorrow. I think our schedule is pretty booked, but you might give Scott Pond or Charlie Allen a call if you would like to visit with us while we are here. Thanks very much.

Operator:	Thank you for participating in today's conference, you may disconnect at this time.